Exhibit 99.1

Company Contacts:	InvestorRelations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn& Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz
(800) 772-6446 x115	(kgolodetz@lhai.com)
www.angiodynamics.com	(212)838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS OFFERS 2,400,000 SHARES OF COMMON STOCK

QUEENSBURY, N.Y. (May 24, 2006)—AngioDynamics, Inc. (NASDAQ: ANGO) today announced that it is offering 2,400,000 shares of its common stock at a public offering price of $24.07 per share. The offering is expected to close on May 30, 2006 and is subject to the satisfaction of customary closing conditions. AngioDynamics has granted the underwriters a 30-day option to purchase up to an additional 360,000 shares of common stock to cover over-allotments, if any.

RBC Capital Markets Corporation is the sole book runner and lead managing underwriter. Canaccord Adams Inc., First Albany Capital Inc. and KeyBanc Capital Markets are acting as co-managers for the offering.

The public offering of AngioDynamics’ common stock is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting RBC Capital Markets Corporation at Two Embarcadero Center, Suite 1200, San Francisco, CA, telephone (415) 633-8500. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic products, dialysis products, vascular access products, PTA products, oncology products, thrombolytic products and venous products.

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